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EXHIBIT 24.1 CONSENT OF ACCOUNTANTS

                        Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 1,000,000 additional shares of Common Stock, $0.01 par value, of EMC Corporation authorized for issuance pursuant to the 1989 Employee Stock Purchase Plan of our report dated January 25, 1996, with respect to the consolidated financial statements and schedules of EMC Corporation included in its Annual Report on Form 10-K for the year ended December 30, 1995 filed with the Securities and Exchange Commission.



COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
June 3, 1996